Exhibit 10.34
Unprotected Tenancy Contract
Made and Executed in Tel Aviv, this 3rd day of November, 2005

BETWEEN:	Amcol Engineering and Industrial Company Ltd., Private corporate no. 51-000669-5 of 92 Yigal Alon Street, Entrance 5, Tel Aviv (hereinafter: “the Landlord”)

of the one part

AND:	Veraz Networks Ltd., Private corporate no. 51-3044537 Of 30 Hasivim Street, Ramat Siv Industrial Zone, Petach Tikvah (hereinafter: “the Tenant”)

of the other part

WHEREAS	The Landlord is entitled to be registered with title as owner of the land known as Parcel 28 in Block 6393 situated at Hasivim Street, Ramat Siv, Kiryat Matalon, Petach Tikvah (hereinafter:
“the Land”) and is entitled to grant a tenancy of the Premises to the Tenant as hereinafter mentioned; and

WHEREAS	Certain buildings exist on the Land which are designed for high-tech and clean industry, including the Building as defined in clause 1 hereof and

WHEREAS	The Landlord wishes to grant a lease of the Premises (as hereinafter defined in clause 1 hereof); and

WHEREAS	The Landlord and the Tenant are desirous of granting and receiving a lease of the Premises on an unprotected tenancy, subject as hereinafter provided;
It is therefore agreed and stipulated between the parties as follows:
Preamble, Appendices and Definitions
1.	a.	The preamble and the Appendices hereto constitute an integral part thereof.

	b.	The headings to the clauses are for ease of reference only and do not constitute a part of the Agreement nor are they to be taken into account for interpretation purposes.

	c.	Appendices of the Contract
Appendix “A” —	plan of the Building;

Appendix “A1” —	plan of the Premises;

Appendix “B” —	specification of the shell of the Building;

Appendix “B1” —	plan and directives for the Tenant’s Adaptation Works (“the Program”);

Appendix “B1.A” —	The Landlord’s remarks on the Program;

Appendix “B1.B” —	General directions for managing the Adaptation Works;

Appendix “C” —	Time schedule for implementing the Adaptation Works;

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Appendix “D” —	Management and Maintenance Agreement

Appendix “E1” + “E2” —	the Tenant’s insurance certificate;

Appendix “F” —	Form of bank guarantee
d.	The following terms in this Contract will bear the meanings set out opposite them:
(1)	“the Building” —	means the building or buildings constructed and/or which will be constructed on the Land, including the common areas thereof, including the wing of the Building known as “Stage C” as described in Appendix “A” hereto, and which constitutes an integral part hereof;

(2)	“the Premises” —	a specified part of having “Stage C” of the Building, situated on the fourth floor an area of some 522 sq.m., (gross) marked in red on the plan attached hereto as Appendix “A1” hereto, and which constitutes an integral part hereof;

(3)	“the Shell of the Premises” —	is as described in the specification attached hereto as Appendix “B”, (hereinafter: “the Specification of the Shell”), constituting an integral part hereof;

(4)	“Possession Date” —	means the date of delivery of possession of the Premises, as defined in clause 6.(a) hereof;

(5)	“the Program” —	is as defined in clause 5(b) hereof;

(6)	“the Inspector” —	means Mr. Zohar Zalalichin;

(7)	“the PSU” —	means the protected shelter unit on the relevant floor, that is situated within the area of the Premises and marked as hatched in blue on Appendix “A1” consisting also of the access thereto from the lobby on the relevant floor;
2.	The Transaction

The Landlord hereby grants to the Tenant and the Tenant hereby takes from the Landlord a tenancy of the Premises at the level of the Shell, as described in Appendix “B” hereto, and after the Landlord will have carried out therein the adaptation works for the Tenant, at the Tenant’s expense, in accordance with the directions and plans attached hereto as Appendices “B1”, “B1A” and “B1B” and which constitute an integral part hereof.

3.	Non-applicability of the Tenants Protection Laws

It is expressly agreed and declared that construction of the Premises was completed after 20.8.1968 and that the Tenant has not paid nor has been demanded to pay, directly or indirectly, key money and/or any other premium in respect of the Premises or any part thereof, and that the Tenant will not be deemed to be a protected tenant of the

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Premises according to this Contract and the provisions of the Tenants Protection (Consolidated Version) Law, 5732-1972 (as amended), and any other statute dealing with tenancy protection, including the Regulations and Orders by virtue thereof, do not and will not apply to the tenancy of the Premises.

4.	Declarations of the parties

The Tenant declares and warrants that:
(a)	It has examined the Premises, the possibilities of using the same according to statute generally and for the purpose of its businesses and activities in particular, and, predicated on the Landlord’s declarations below, has found the same to be suitable for its purposes, and hereby waives any claim concerning unsuitability and/or in relation to the use of the Premises.

(b)	Without derogating from the foregoing, it is aware that as of the date of the execution of this Agreement, Form 4 and the habitation certificate have yet to be granted in respect of the Building and the Premises.

(c)	That it is not its intention to use and/or store at the Premises hazardous materials of any kind whatsoever, including those which could influence the ability to obtain the permits and approvals that are required from the authorities and that its firefighting requirements meet the definition of “ordinary hazard”, as defined in the “NFPA” American Standard.

(d)	That subject to the Landlord’s declarations below, it is its sole responsibility to obtain all the permits and approvals for carrying on its business at the Premises and will not be able to make any claims or demands whatsoever with respect to the compliance of the Premises with the requirements of the authorities as a condition for granting a permit for carrying on the Tenant’s business at the Premises unless such demand has been incorporated in advance in the Tenant’s Program, as part of this Agreement and has been approved by the Landlord prior to the execution of this Agreement.

(e)	It is aware that the PSU that is situated within the area of the Premises is designed to serve all the occupiers of the particular floor in the event of a state of emergency being declared, and according to the directives of the Civil Defence Forces, it must remove therefrom any furniture or object and allow the use thereof for all the occupiers of the floor, and this it undertakes to do.
The Landlord declares and warrants that:
(f)	It is entitled to be registered as the proprietor of the Land and is entitled to grant a tenancy of the Premises to the Tenant in accordance with the terms of this Agreement.

(g)	There is nothing by law, contract or otherwise to prevent the granting of a lease of the Premises to the Tenant in accordance with the terms of this Agreement.

(h)	The zoning of the Building, including the Premises, according to the building permit is light industry, laboratories and offices relating to the industry on the premises.

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(i)	It will convey possession of the Premises to the Tenant in a condition in which the Building, including the central systems thereof and the Premises have been constructed, in order to comply with the purpose of the tenancy at the Premises by the Tenant.
5.	Adaptation of the Premises
a.	Subject to the performance by the Tenant of its undertakings under this Agreement, the Landlord will convey the Premises to the Tenant on the date of the commencement of the Tenancy Term (as hereinafter defined) after the required adaptations have been made and the Premises are suitable for occupation in accordance with the terms of this Agreement, including as stated in clause 2 above.

b.	In order to adapt the Premises to the needs of the Tenant, the Tenant prepared, before executing this Agreement, by means of its consultants and the Landlord’s architect, a detailed architectural plan in computerized format, and to such plan the Tenant will thereafter attach notes and various instructions, the purpose of which is to clarify the Tenant’s demands with respect to the adaptation works, including finishing materials, the location of the points of the electromechanical systems, location of the placing of the furniture at the Premises (which furniture will be supplied by the Tenant itself) and the like. This plan and these notes will collectively be attached to this Agreement as Appendix “B1” and in addition to the Landlord’s remarks to the extent they will given in Appendix “B1A”, the foregoing being referred to in this Agreement as the “Plan” and/or “the Program”.

c.	The Tenant declares that the Program contains all the information required by the Landlord in order to plan and execute all the adaptation works on behalf of the Tenant and also includes every special requirement that the Tenant wishes to receive from the Landlord within the scope of the adaptation works in the Building and/or in the systems thereof.

d.	Insofar as the Tenant will have submitted the Program in its entirety to the Landlord for approval at least 7 days prior to the execution of this Agreement, and the Landlord will have approved the Program and/or appended thereto its remarks and/or reservations to and on the Program as Appendix “B1A”, which Appendix will constitute an integral part of the Program, up until the date of the execution of this Agreement, the signature by the parties to this Agreement will constitute an acknowledgement to the effect that the Program is final and agreed by both parties and constitutes an integral part of this Agreement.

e.	The adaptation works of the Premises, as set out in the Program, will be executed by and/or on behalf of the Landlord, at the Tenant’s expense, according to the working plans that will be prepared by and/or on behalf of the Landlord, on the payment terms set out in sub-clause (h) hereto (hereinafter: “the Adaptation Works in the Premises”).

f.	It is hereby clarified that the signature by the Tenant to this Agreement including, to the extent this will not have been done by the date of the execution of this Agreement, the final agreement of the Program contained in Appendices “B1” and “B1A” by means of the signature of both parties to this Agreement on such

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Appendices and the attachment thereof on the date of the execution by them as an integral part thereof, and the execution of all the Tenant’s obligations, including the payments set out in clause 7 hereof and the deposit of all the collateral detailed in clause 20 hereof, constitute a condition for the commencement of the execution of the Adaptation Works as appearing as milestone no. 1 in the time schedule contained in Appendix “C” to this Agreement, by the Landlord.

g.	It is hereby agreed that to the extent the Tenant will delay granting its final approval to the Program in its entirety and/or will delay completing its commitments as stated above, until a date which is later than the date of the execution of this Agreement, the date of the commencement of the execution of the Adaptation Works in the Premises will then be correspondingly deferred until the date which falls 7 days after the performance of the last of such conditions, and the date of the conclusion thereof will be correspondingly deferred, this being without deferring the commencement of the Tenancy Term and execution of all the Tenant’s payments in respect of its obligations under this Agreement, including payment of Rent and Management Fees, commencing 90 days after the date of the execution of this Agreement.

h.	It is hereby agreed that the Tenant will be involved in selecting the performing contractors and determining their prices by means of the Inspector, in accordance with the provisions contained in the Appendix of the Principles of Management of the Adaptation Works contained in Appendix “B1B” hereto. Notwithstanding the foregoing, the Tenant is aware of and agrees in advance to, the contractors and their prices being the same as those by means of which the adaptation works will be carried out on Floors 2 and 3 of the Building, for other tenants under the supervision of the Inspector.

i.	It is hereby clarified that to the extent the Tenant will defer the grant of its approvals to the persons of the contractors and/or their prices as stated above beyond the dates allocated for that purpose in the time schedule contained in Appendix “C” hereto, the date of the commencement of the execution of the Adaptation Works in the Premises will be correspondingly deferred until the date which will fall 7 days after the date of receiving the last of such approvals from the Tenant, and the date of the conclusion thereof will be correspondingly deferred, this being without the commencement of the Tenancy Term being deferred and the execution of all the Tenant’s payments in respect of this obligation under this Contract, including payment of the Rent and Management Fees commencing 90 days after the date of the execution of this Agreement.

j.	Reimbursement of the Adaptation Costs
(1)	The Tenant undertakes to pay the Landlord reimbursement of the costs of the adaptations on the basis of the total of all the actual costs (hereinafter: “Costs”), with the addition of an agreed overhead amounting to 15%, this being in accordance with that detailed below. It is hereby clarified that the Cost includes all the payments that will be paid by the Landlord in respect of the execution, examination and approval of the Adaptation Works to each third party, as follows: to the planners, consultants, managers, sub-contractors, suppliers, authorities, inspectors, co-ordinators, examination institutions, those making the various copies of the documents and to any other person, all of which will be hereinafter collectively called in this

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document: “the Contractors”). The total amount of the sum of the Cost plus 15% overhead plus the addition of VAT as required by law will be referred to in this document as “the Adaptations Cost”).

(2)	The payments in respect of the Adaptation Works will be made by the Tenant, back-to-back with the payments made by the Landlord to each of the Contractors, less 30% in respect of its proportionate share of the advance detailed in clause 7(g)(1) hereof, but with an additional 15% overhead, in addition to the VAT amount according to the rate that will be in force on the date of the making of each of the payments, this being within 14 days of the date of receiving the copy of the sub-contractor’s bill, when certified for payment by or on behalf of the Landlord.

(3)	The Landlord will, after conclusion of the execution of the Works, submit to the Tenant a final aggregated and cumulative account of all the Adaptation Costs and the Tenant will pay the Landlord the shortfall in the amount of the Adaptation Works plus 15% overhead and VAT, after the Landlord will have reduced the amount of the advance detailed in clause 7(g)(1) hereof, and all the interim payments that will have been made by the Tenant to the Landlord in respect of the Adaptation Works according to sub-clause 2 above.

(4)	The final account will be made in dollar values according to the representative rate of exchange of the dollar in force on the date of the making of each and every payment. The final payment will be made by the Tenant within 14 days of the date of receiving such final account.

(5)	A delay by the Tenant in paying the bill or part thereof will subject the debt to the provisions regarding the payment of arrears interest set out in clause 8 hereof.
6.	Delivery of Possession and the Tenancy Term
a.	It is agreed that subject to the performance by the Tenant of everything stated in this Agreement and the Appendices thereto, the Landlord will, within 90 days of the date of the execution of this Agreement or the date of the performance of the last of the conditions precedent for commencement of the execution of the Adaptation Works mentioned in clauses 4 and 5 above, and subject to the provisions contained in clause 10(b) hereof, convey to the Tenant the possession of the Premises (in this document referred to as “the Possession Date”).

The Tenancy Term of the Premises will commence on the Possession Date for all purposes regardless of whether the Tenant will have appeared on such day in order to take possession, or not.

b.	The Tenancy Term according to this Agreement will commence on the Possession Date, (as defined in sub-clause 6(a) above), and expire on 31.12.2007 (hereinafter: “the Tenancy Term”).

c.	Subject to the performance by the Tenant of all of its undertakings hereunder, the Tenant is hereby granted four option terms to extend the Tenancy Term by four

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additional terms of 24 months each, the commencement of the first option term to fall on 1.1.2008 and expire on 31.12.2009, and the commencement of the second option term to fall on 1.1.2010 and expire on 31.12.2011, and the commencement of the third option term to fall on 1.1.2012 and expire on 31.12.2013, and the commencement of the fourth option term to fall on 1.1.2014 and expire on 31.12.2015.

d.	For the avoidance of any doubt the exercise of each of the above options is conditional upon the prior performance by the Tenant of its undertakings hereunder, including during the option terms that will have actually been exercised, and without derogating from anything stated below.

e.	It is hereby agreed that the Tenant’s right to exercise each of the option terms is expressly conditional on the Tenant giving notice in writing to the Landlord of its wish to exercise each of the option terms hereby conferred upon it, at least 150 days before the expiration of the Tenancy Term (as hereinbefore defined) i.e. by not later than 01.08.2007 in order to exercise the first option, and by not later than 01.08.2009 in order to exercise the second option, and by not later than 01.08.2011 in order to exercise the third option, and until not later than 01.08.2013 in order to exercise the fourth option.

f.	During the additional tenancy terms, the terms of this Agreement will, mutatis mutandis, apply, with the exception of the grant of the option to extend the Tenancy Term during the additional tenancy terms beyond that stated in clause 6.(c) hereof, and except for payment of the Rent by the Tenant during the additional tenancy terms, which will be as stated in clause 7 hereof.
7.	The Rent
a.	(1)	In consideration of the tenancy of the Premises, the Tenant will pay the Landlord during the Tenancy Term, rent in respect of the Premises, as hereinafter set forth (hereinafter: “the Rent”) all with the addition of VAT as required by law:

		The amount in new shekels equal to the gross area of the Premises multiplied by the base price of US$6.50 (six dollars and fifty US cents) for each sq.m., (gross) for each tenancy month aggregating the monthly sum of US$3,393 (three thousand, three hundred and ninety-three U.S. dollars) namely an amount that constitutes US$10,179 (ten thousand, one hundred and seventy-nine U.S. dollars) for the entire quarter.

		It is hereby agreed that the amounts enumerated above will be translated into new shekels according to the representative rate of exchange of the U.S. dollar that will be known on the date of the execution of this Agreement, (standing at NIS.4.651 (for completion at the time of the execution of the Contract) to one US$) and henceforth from such date will be linked to the CPI ((as hereinafter described).

	(2)	Insofar as the Tenant will exercise the option terms mentioned in clause 6(c) above, or any of them, to extend the Tenancy Term, an increment in real terms of 10% will apply in each of the option terms in the Rent that the Tenant will pay to the Landlord during the option term compared with the

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Rent that the Tenant will be required to pay in respect of the last month of the tenancy of the Tenancy Term or of the preceding option term, in accordance with the circumstances.

(3) The Rent in each of the Tenancy Term and the additional tenancy terms will be fully linked to the Consumer Price Index (CPI) described in clause (i) hereof.

b.	The Tenant will pay the Landlord the payments in respect of the Rent, Management and Maintenance Fees, payment in respect of the use of electricity and water, reimbursement of the Landlord’s insurance costs as well as the Value Added Tax in respect thereof at the rate that will be in force from time to time, and which will be paid on the date of the making of each and every payment described in this Contract, (hereinafter: “the Tenant’s Payments”), a VAT invoice/receipt in respect of each of the Payments being furnished by the Landlord to the Tenant concurrently with the actual making of each payment.

The Tenant’s payments will be made to the Landlord by the Tenant quarterly in advance. The payment date of the Rent will fall on the first date of each calendar quarter in advance for such calendar quarter and made by means of a bank transfer to the Landlord’s account in the Principal Branch of the Union Bank (no. 063) – account no. 491900/89 or to such other account as the Landlord will direct in writing to the Tenant. For the avoidance of any doubt it is hereby clarified that nothing contained above amounts to the payment of the Rent and only the actual discharge of each bank transfer and actual payment of the linkage differentials, including the VAT in respect thereof, by the Tenant to the Landlord will constitute payment of the Rent by the Tenant.

c.	A delay exceeding 14 (fourteen) working days in the making of the Tenant’s Payments constitutes a fundamental breach of this Agreement. The Tenant undertakes to pay the Tenant’s Payments for the entire duration of the Tenancy Term and the additional tenancy terms (to the extent they will be exercised by it) in a case also of its quitting the Premises and/or not using or only partially using the same.

d.	The Tenant may not make any pre-payments without the prior consent of the Landlord.

e.	The Rent and the Management Fees in respect of the first three months of the Tenancy Term that are jointly estimated to aggregate the sum of US$19,521 (nineteen thousand, five hundred and twenty-one U.S. dollars according to the representative rate of exchange on the date of the execution of this Agreement) (including VAT) will be paid on the date of and together with the execution of this Contract.

f.	An amount in new shekels equal to 30% of the estimated cost of the Adaptation Works, on the basis of $350 (gross) (three hundred and fifty U.S. dollars for each sq.m., gross leased) multiplied by the area of the Premises as described in clause 1(d)(2) above, and aggregating (including the VAT) approximately US$63,854 (sixty-three thousand, eight hundred and fifty-four U.S. dollars) will be paid by the Tenant to the Landlord as an advance on account of the Adaptation Works, on the execution of this Agreement. For the avoidance of any doubt the estimated

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cost mentioned above does not constitute any undertaking on the part of the Landlord with respect to the cost of the adaptations and the true cost will be fixed in accordance with that stated herein, on the basis of cost + 15%.

g.	The Rent will be linked to the Consumer Price Index (CPI) as stated below:

If it transpires from the CPI last published before the actual payment date of any payment of the Rent and the Management Fees (hereinafter: “the New CPI”) that the New CPI has increased in comparison with the CPI known on the date of the execution of this Agreement i.e. the CPI for August 2005, which stands at 102.4 points according to the 2002 average (hereinafter: “the Base CPI”), then the Rent and the Management Fees will correspondingly increase by the rate at which the New CPI will have risen against the Base CPI (hereinafter called: “the linkage differentials”).

If any CPI will be lower for any reason whatsoever than the Base CPI, such installment will not reduce.

In this Agreement “the Consumer Price Index” or “the CPI” means the Consumer Price Index, including fruit and vegetables fixed by the Central Bureau of Statistics and Economic Research, including such index even if published by any other official institution or body, including any other official index in substitution therefor, whether based on the same data on which the existing index is based or not. If there is another index, and the Central Bureau of Statistics and Economic Research fails to determine the relationship between the current and the replaced index, the Landlord’s and the Tenant’s accountants will determine the ratio between the two.

h.	The Management Fees and Maintenance Fees will be linked to the representative rate of exchange of the U.S. dollar, as described in the Management Agreement constituting Appendix “D” hereto.

i.	A breach of this clause will constitute a fundamental breach of the Contract.
8.	Interest on Arrears
a.	Any sum due and payable by the Tenant under this Agreement that is not paid within 7 days of due date, will, in addition to linkage to the CPI, bear arrears interest on the amount in arrears at the Bank of Israel prime rate plus 6% (six per centum) as from the payment date prescribed in this Agreement, with respect to the amount in arrears until the date of actual payment of that sum, plus VAT as required by law.

b.	It is hereby agreed that any arrears and/or delay in such payment that does not exceed 14 (fourteen) days will not be regarded as a fundamental breach of this Contract but interest on arrears as detailed above will be computed as from the first date of the delay.

The arrears interest will be charged in a manner whereby the interest will be compounded with the installment payable by the Tenant to the Landlord after the date of the payment that is in arrears and will, together with such installment and

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the linkage differentials in respect thereof, be deemed to be principal for purposes of calculating future arrears interest.

c.	Nothing stated above will be construed as conferring upon the Tenant any right to fall into arrears in payment of the Rent under this Contract.
9.	Purpose of the Tenancy
a.	The Tenant undertakes to use the Premises solely for the purpose of marketing, developing, manufacturing and storing communication systems, electronics and high-tech systems, including providing the services and processes required to accomplish such purpose, and for such purpose only.

The Tenant hereby undertakes not to use nor allow the Premises or any part thereof to be used for any other purpose whatsoever except for that stated above, and the Tenant shall be prohibited from engaging at the Premises in any other business or manufacturing or selling or marketing at the Premises any products, merchandise, commodities or other services of any kind whatsoever that are not included amongst those falling in the ambit of the purpose of the lease, as set out below.

b.	Without derogating from the foregoing and subject to the Landlord’s declarations, it is hereby agreed that the responsibility for obtaining a business licence and any other permit by law and that will be required in respect of the tenancy of the Premises by the Tenant, including a permit from the Police and/or the Ministry of Health and/or municipal authority and/or the fire fighting authorities and all the taxes and payments that will become due to the authority and/or the government and/or any other body in respect of obtaining the licence, or the permit, including business tax, signage tax, fees and licences for the business and the management thereof required to operate the Tenant’s business at the Premises, will be the sole responsibility of and at the expense of the Tenant only, except for those that relate to the Land and the Building (except for the Premises) and without derogating from the Landlord’s undertakings according to the provisions of this Agreement.
10.	Use and Maintenance of the Premises and the Adaptation Works
a.	The exclusive possession of the Premises will be conveyed to the Tenant on the Possession Date on condition that this Contract has been executed and all the payments thereunder will have been paid and the Management Agreement in the Form of Appendix “D”, signed, and on condition that all the collateral executed, certificates of the Tenant of the insurance in the form contained in the Appendices hereto, will have been furnished by the Tenant to the Landlord.

b.	On the Possession Date, a memorandum will be drawn up and signed by a representative of the Landlord, in the presence of the Tenant and/or the Inspector. To the extent the Tenant has any reservations and/or comments regarding repairs or supplemental finishing that, in its opinion, necessitate the Landlord’s action in the Adaptation Works, its reservations will be recorded in such memorandum. The Landlord undertakes to complete and/or repair any defect in the Premises and/or in the Adaptation Works as recorded in that memorandum, within a reasonable time commensurate with the substance of the defect, and in any event not later than 2 months following the Possession Date.

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c.	If any fundamental inconsistencies are discovered in the Inspector’s opinion compared with the specification and/or material defects in the Adaptation Works which, in the Inspector’s opinion, prevent the Tenant from reasonably using the Premises (hereinafter: “Material Defects”), such Material Defects will be specified by the Inspector in the memorandum. The Landlord will repair the Material Defects recorded as mentioned, as early as possible, in the circumstances. Following repair of the Defects, the Tenant will be invited to re-examine the Premises (by 24 hours prior notice) and to the extent the Defects will have been repaired to the Inspector’s satisfaction, the date of the conveyance of the possession will be fixed and the commencement of the Tenancy Term (hereinafter: “the Repeat Possession Date”) fixed as of the date which will fall up to 7 days after such examination. In such a case, the date of the commencement of the Tenancy Term will be deferred and the Tenant will not be bound to pay Rent and/or Management Fees until the Repeat Possession Date (as hereinbefore defined).

d.	The Tenant undertakes to carry on its business at the Premises, in a manner whereby no risk and/or safety or health or other disturbance will occur.

e.	The Tenant undertakes to operate its business reasonably and cautiously and in co-ordination with the Landlord’s activity or that of the Management Company, (as defined in clause 12 hereof). The Tenant further undertakes independently or by others to dismantle and/or load merchandise and/or equipment of any kind whatsoever only in the area designated for such purpose.

f.	The Tenant will be entitled to make use of the pavements, roads and any other public area falling within the boundaries of the Building, solely for the purpose for which those public areas are designed, and subject to the provisions of any law and/or agreement.

g.	The Tenant undertakes to use the Premises in a proper and reasonable manner and properly keep and maintain the Premises, and repair personally and at its own expense, any defect, malfunction or damage that will be caused at the Premises by or on behalf of the Tenant, including by its employees, visitors and invitees and redeliver possession of the Premises to the Landlord at the expiration of the Tenancy Term or the Further Tenancy Terms (to the extent exercised) or after the lawful termination of this Agreement, the Premises being free and clear of any person and thing belonging to the Tenant and in good, proper and clean condition as they were delivered to the Tenant, with the exception of fair wear and tear arising from reasonable use, and, at its own expense, effect any repair that will be required in order to fulfil its undertaking mentioned, by not later than the date on which the Landlord is entitled to take possession of the Premises as mentioned.

For the removal of doubt it is hereby clarified that all the Adaptation Works which will be carried out the Premises irrespective of whether these are carried out the Landlord and/or persons on its behalf, or directly by the or on behalf of the Landlord, will pass to the ownership of the Landlord without any consideration on the date of the vacation of the Premises by the Tenant, whatever the reason for vacating might be.

h.	If the Tenant fails to carry out the repairs mentioned above in this clause as notified by the Landlord and/or fails to properly carry them out in the Landlord’s reasonable opinion, the Landlord will be entitled, but be under no duty, to enter

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upon the Premises and carry out such repair and maintenance works, either personally or by others, in lieu of, but at the expense of, the Tenant, without derogating from any other rights and relief that are conferred upon the Landlord under this Agreement, and all if the Tenant has failed to carry out such repairs within 14 days of the Landlord notifying it in writing of its intention to enter upon the Premises for the purpose of carrying out such repairs.

i.	The Landlord will repair independently or through the Management Company, as soon as possible, malfunctions and damages that will be caused to the external shell of the Premises and in the central systems thereof.

j.	The Tenant undertakes not to effect any alterations or additions whatsoever in the Premises, without receiving the consent of the Landlord, its consultants and the Building architect, in advance and in writing, subject to obtaining a lawful licence and permit if such licence/permit is required. The Landlord undertakes not to oppose the making of such alterations except on reasonable grounds, and to provide its response the Tenant’s application within a reasonable time.

Without derogating from the Landlord’s rights under this clause, the Tenant will be liable immediately upon receiving the Landlord’s demand to do so, to remove, at its own expense, all additions and/or alterations that will have been made contrary to the provisions of this sub-clause and the Landlord will have the right to do this at the Tenant’s expense. In any event, alterations that will be carried out with the Landlord’s consent will remain at the Premises and be conveyed to the Landlord upon the expiration of the Tenancy Term, without the Tenant being required to restore the Premises to its former condition.

Alterations which cannot be easily removed or the removal of which will cause damage to the Premises from the aesthetic or structural standpoint, will be left in place with the Landlord’s consent and pass into the Landlord’s ownership free of any consideration upon the conclusion of the Contract or the Tenancy Term, whichever is the earlier.

k.	The Tenant may install signage on the Premises subject to the prior written and express consent of the Landlord in relation to the form, content and location of the signage and according to the provisions of any law, including a permit from the local authority. Notwithstanding the foregoing it is agreed that no such consent is required from the Landlord in respect of the installation of internal signage at the Premises.

The Landlord will be entitled to remove at the Tenant’s expense any sign that will be installed by the Tenant in breach of the provisions of this clause, provided that 7 days’ advance notice of its intention to do so is given to the Tenant. In addition and in the alternative, the Landlord may determine aggregated signage.

l.	The Landlord’s employees and agents will be entitled to enter upon the Premises at any time during usual business hours by prior arrangement – all for purposes of examining the Premises, making repairs and fulfilling the terms of this Contract.

m.	A breach of this clause will be deemed to be a fundamental breach of this Contract.

/s/ L.S.

Levies and payments
11.	a.	The Tenant undertakes to pay, as from the date of the commencement of the Tenancy in respect of the Premises, all taxes of their various kinds, fees, municipal rates, levies and other payments, imposed now or hereafter on a tenant of property, during the Tenancy Term (and the Further Tenancy Terms to the extent they are exercised), according to the provisions of any law, directly, and on the legal date on which they are payable to the various authorities this being as distinct from the payments, fees, levies and taxes that are required to be paid by the owners of land.

	b.	For the avoidance of any doubt it is hereby clarified that the Landlord and/or the Management Company will bear no responsibility whatsoever in respect of any damage, to the extent there be such, to the Tenant and/or third parties in consequence of any malfunction whatsoever, including in the electrical supply to the Premises, and that the Tenant must arrange for its own insurances and/or the appropriate protections against the occurrence of such damage.

	c.	The Tenant undertakes to produce to the Landlord from time to time, at the Landlord’s request, copies of all the receipts and certifications testifying to the fact that it has indeed paid the payments applicable to it under this Contract and on the termination of the Tenancy Term and of the Further Tenancy Terms (to the extent exercised) to remit to it the original receipts and/or bills and/or clear photocopies of those documents. The Tenant undertakes to produce to the Landlord receipts and/or certifications testifying to the payments that have been made after the completion of the Tenancy Term and of the Further Tenancy Terms (if exercised) and which relate to the Tenancy Term and the Further Tenancy Terms (if exercised).

	d.	To the extent the Landlord makes, for any reason any payment which, by this Contract, is payable by the Tenant, the Tenant will reimburse the Landlord for any sum so paid immediately upon the Landlord’s first demand together with the linkage differentials to the CPI as well as arrears interest at the rate fixed in clause 8 above from the date of the payment thereof by it until the date of its actual payment thereof.

It is agreed that prior to such payment by the Landlord, the Landlord will forward to the Tenant any claim and/or demand in respect of such payment for the purpose of making the payment.

If the Tenant fails to arrange for the payment or cancellation of the claim or demand within 10 business days from the same having been forwarded by the Landlord, the Landlord will be entitled to pay such payment.

	e.	A breach of this clause will be deemed to be a fundamental breach of this Contract.
Management and maintenance
12.	a.	The Tenant undertakes to sign on the execution of this Agreement with the Landlord (hereinafter also: “the Management Company”), the Management Agreement in the form attached as Appendix “D” hereto (hereinafter: “the

/s/ L.S.

Management Agreement”). The Landlord may provide management services pursuant to the Management Agreement directly or by means of a third party to be appointed by it.

b.	The Tenant further undertakes to comply with all its commitments under the Management Agreement including payment of the advances on a quarterly basis in advance in respect of the Management Fees and Electricity User Fees, water, and a proportionate share of the Landlord’s insurance expenses, without derogating from payment of the Rent. The Tenant undertakes to co-operate with any doorman and/or guard that will be placed in the Building, (if at all) on the Landlord’s behalf or on behalf of the Management Company (as hereinbefore defined) and obey all their instructions. Without derogating from the generality of the foregoing, the Tenant undertakes to co-operate with any such body, in every way and form.

c.	As of the date of the execution of this Agreement, the Management and Maintenance Fees and the repayments of electricity amount to some $4.20 for each sq.m., of the leased area, totalling US$ 2,193 (two thousand, one hundred and ninety-three U.S. dollars) for each month being US$ 6,577 (six thousand, five hundred and seventy-seven U.S. dollars) for each quarter, with the addition of lawful VAT.

d.	A breach of any of the conditions or undertakings contained in the Management Agreement by any of the parties will constitute a fundamental breach of this Tenancy Agreement and confer upon the aggrieved party the right to exercise against the counterparty all the relief and remedies conferred upon it under this Agreement and/or under the Management Agreement and/or at law.
Assignment of rights
13.	a.	The Tenant hereby undertakes not to transfer or assign its rights under this Contract to any other body or person nor grant any lease or convey to any other person or persons nor allow or grant any right whatsoever to any person or persons to use the Premises or any part thereof, nor share with any person possession of the Premises or the use thereof or any part thereof in any manner and way whatsoever, for consideration or otherwise, without receiving the Landlord’s prior written consent. Notwithstanding the foregoing, this clause will not apply to affiliated companies, including sister-companies and subsidiaries, as defined in the Securities Law, 5728-1968 provided that the Landlord’s rights will not be diminished and such third party, (as appropriate) will assume performance of all its undertakings under this Agreement towards the Landlord.

	b.	Notwithstanding the foregoing, insofar as the Tenant will be compelled to reduce the areas of the Premises during the Tenancy Term in light of cutbacks for economic reasons, it may sub-lease the Premises or part thereof, provided:
1.	The Landlord will have granted its prior written consent to the person of the sub-tenant or the alternative tenant, and the form of the agreement with it.

2.	That no change will be made to the Purpose of the Lease (as herein defined).

/s/ L.S.

3.	That the alternative tenant or sub-tenant will lease the Premises on conditions no less favourable than those of this Agreement.

4.	That the replacement or sub-letting will not derogate from the Tenant’s undertakings and guarantees towards the Landlord according to all of the terms contained in this Agreement and/or the Management Agreement.
c.	For the removal of any doubt such transfer of rights will not operate to exempt the Tenant from its undertakings towards the Landlord under this Agreement, and undertakings which are not performed by such third party towards the Landlord will nonetheless be performed by the Tenant.

d.	The Landlord on its part may transfer its rights and obligations under this Contract to any other person or body without requiring the Tenant’s consent, on condition that all the Tenant’s rights under this Contract will not be diminished.
14.	Liability and Insurance
a.	The Tenant will bear the liability imposed upon it by law in respect of any injury or damage that may be caused to the person or property of any individual or body (including the Landlord, the Management Company and/or those representing them) in consequence of the activity of Tenant and/or those on its behalf at the Premises and in the surroundings thereof and/or in consequence of any act or omission of the Tenant or of any person on its behalf or those who are employed by it.

b.	The Tenant hereby undertakes to indemnify the Landlord and/or the Management Company for the full amount in respect of which they will have been made liable by judgment, the execution of which has not been stayed, consequent upon a claim in respect of injury or damage for which the Tenant is liable under that stated in clause 14(a) above, and also in respect of the reasonable costs that the Landlord or the Management Company will have borne in order to defend such demand and/or action, provided the Landlord and the Management Company undertake to notify the Tenant in advance prior to receiving any such action and/or demand as stated in clause 14(b) above, and enable the Tenant to defend the same and co-operate with it to the best of their ability in defending such demand or claim.

c.	The Landlord and the Management Company will bear the liability imposed upon them by law in respect of any injury or damage that may be caused to the person or property of any individual or body (including to the Tenant and/or those representing it) in consequence of any defect in the Premises and/or consequent upon the acts or omissions of the Landlord and/or of the Management Company and/or of those who act on their behalf in the Building.

d.	The Landlord and the Management Company hereby undertake to indemnify the Tenant for the entire sum in respect of which the Tenant will have been made liable by judgment whose execution has not been stayed following an action in respect of injury or damage for which the Landlord and/or the Management Company are liable under the provisions contained in clause 14(c) above, and also in respect of the Tenant’s reasonable costs incurred in order to defend such action, provided the Tenant undertakes to give notice to the Landlord and/or to the

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Management Company in good time concerning any claim and/or demand received in respect of that stated in clause 14(c) above, and allow the Landlord and/or the Management Company to defend the same and co-operate with them in the defence of such action.
15.	The Tenant’s Insurances
a.	The Tenant undertakes to arrange and maintain the insurances set out in the Tenant’s insurance certificate attached as an integral part hereto in the form of Appendix “E”.

b.	The Tenant undertakes to renew such insurances at the expiration of the insurance term and maintain the same throughout the entire Tenancy Term, including the extension terms thereof.

c.	The Tenant undertakes to adjust the insurance amounts so that they will always reflect the full value of the Property and/or the income that is insured thereunder.

d.	The Tenant will, on the Possession Date and/or the moving of any property into the Premises and/or the carrying out of any works at the Premises (whichever is the earlier) furnish to the Landlord and as a condition for any use or action by it in the Premises, the certificate contained in Appendix “E”, signed by its insurers. The Tenant will continue to furnish the certificate whenever the insurance term expires, as long as such Tenancy Term continues.

e.	The Tenant may effect any additional property insurance at its determination in connection with the use made by it of the Premises, subject to any such insurance including a waiver of the insurer of its right to subrogation against the Landlord and/or the Management Company and/or any person on their behalf, and provided that such waiver will not apply in favour of any person who has caused damage with malicious intent.

f.	The Tenant’s insurances that the Tenant is required to effect under this Agreement will include a condition that the insurances are primary and have priority to the Landlord’s and/or the Management Company’s insurances and that the insurer waives any demand or claim concerning the sharing of the Landlord’s and/or the Management Company’s insurances in respect of damage that is covered by the Tenant’s insurances. The Tenant’s insurances will similarly include a condition stating that they will not be limited nor cancelled without at least 30 days prior written notice being given to the Landlord by registered mail.

g.	The Tenant declares that it will have no claim and/or demand and/or cavil against the Landlord and/or the Management Company and/or those on its behalf as well as against any tenants or occupiers or the other proprietors of rights within the boundaries of the Building in which the Premises are situated (hereinafter: “the Building”), in respect of damage for which it is entitled to indemnity (or to which it would have been entitled to indemnity had it effected the insurance in accordance with that required by this insurance, or had it not been for the deductible specified in the policy, a breach of the conditions of the policy or under-insurance) according to the insurances that are effected according to clauses 1 and 2 of the certificate, and also insurance of the Adaptation Works and/or the renovations in the Premises (if such are made), and it hereby exempts the

/s/ L.S.

foregoing persons from liability for such damage. Such exemption will not extend to any person who has caused malicious damage or to the benefit of tenants, occupiers and other proprietors of rights under whose sale and/or tenancy and/or management agreements or any other agreement under which they are conferred rights in the Center, no corresponding clause is included conferring exemption of the Tenant from liability.

h.	The making of such insurances and/or the furnishing of the certificate and/or the examination thereof by the Landlord or the Management Company or any person on its behalf or the failure to examine the same will neither limit nor derogate in any manner whatsoever from the Tenant’s undertaking and responsibility by law. The Tenant waives in advance any claim and demand against the Landlord and/or the Management Company in connection with the making of the insurances as are required of it under the Agreement, including expressly in connection with the nature and conditions thereof and the liability limits required thereunder. For the avoidance of any doubt it is agreed that the liability limits set out in the certificate are to be regarded as the minimum that is required of and imposed on the Tenant and it must examine its exposure to liability and determine the limits of its liability accordingly.

i.	The Tenant undertakes to indemnify the Landlord and/or the Management Company in respect of any damage that will be imposed upon them in consequence of failure to make the insurances as required and/or consequent upon a breach of any of the conditions of the insurance by it and/or by those acting on its behalf.
16.	The Landlord’s and Management Company’s Insurances
a.	Without derogating from the Landlord’s liability under this Agreement and/or at law, the Landlord undertakes to effect and maintain, either independently or by means of the Management Company, the following insurances (hereinafter: “the Landlord’s Insurances”) with a duly authorized and reputable insurance company as from the Possession Date of the Premises and/or during the entire Tenancy Term under this Agreement, and any additional tenancy term, if it applies:
(1)	Insurance of the Building, (including the structure of the Premises) including the parts linked thereto and the systems thereof, as well as any alteration, improvement and addition to the Premises which have been or will be made by means of the Landlord and/or the Management Company and/or by any person on their behalf for the Tenant, in the full reinstatement value thereof against loss or damage following the usual risks in extended fire insurance, including fire, smoke, lightning, explosion, earthquake, disturbances, strikes, malicious damage, storm, tempest, flood, damages caused by liquids and the bursting of pipes, injury by vehicle, aircraft, flooding, damages caused by liquids and bursting, harm caused by vehicles, aircraft, glass, breakage, robbery and burglary damages. The insurance will include a clause whereby the insurer waives the right of subrogation against the Tenant and its successors save that such waiver will not extend to the benefit of any person who has caused malicious damage.

/s/ L.S.

(2)	Third party liability insurance that insures the Landlord’s and/or the Management Company’s liability by law in respect of bodily injury or damage to property which could be caused to the person or property of any individual or body within or within the vicinity of, the Building, with a liability limit of US$ 2,500,000 per event and cumulatively for the yearly insurance period. This insurance will not be subject to any limitation regarding liability deriving from fire, explosion, panic, hoisting, unloading and loading devices, defective sanitary installations, poisoning, any harmful thing in food or drink, animals, strike and lockout, liability in respect of and towards contractors, sub-contractors and their employees, as well as subrogation claims on the part of the National Insurance Institute. The insurance will be extended to cover the Tenant’s liability for injury or damage which may be caused within the boundaries of the public areas in the Building, outside the leased areas, and also in respect of its liability for acts or defaults of the Landlord and/or the Management Company and those on its behalf, subject to a cross-liability clause whereby the insurance will be deemed to have been made separately for each of the individuals comprising the insured.

(3)	Employers’ liability insurance insuring the Landlord’s and/or the Management Company’s liability towards their employees in respect of bodily injury or professional sickness which might be caused to any of them during the course of and consequent upon their working at the Building, with a liability limit of US$5,000,000 per claimant, per event and cumulatively for the yearly insurance term. This insurance contains no limitation regarding works at height or at depth, working hours, bait and poison as well as the employment of youth. Such insurance will be extended to indemnify the Tenant in the event of it being alleged, with respect to the occurrence of any labour accident or professional sickness whatsoever, that the Tenant bears any duties of an employer towards any of the Landlord’s and/or the Management Company’s employees.

(4)	Loss of Rent and Management Fees insurance in the full value thereof consequent upon damage caused to the Building (including the structure of the Premises) including the parts linked thereto and systems thereof as a result of any of the risks insured according to sub-clause (a)(1) above, for the duration an indemnity period of 12 months. Such insurance will include a clause whereby the insurer waives the right of subrogation against the Tenant and its successors, save that such waiver will not extend to any person who has caused malicious damage.

It is hereby agreed that the Landlord and/or the Management Company shall be entitled not to effect the loss of Rent and Management Fees insurance mentioned in this clause, in full or in part, save that the exemption stated in clause (b) hereof will apply as if such insurance had been made in full.

The Landlord’s insurances will include a condition whereby they will not be limited nor cancelled for the duration of the insurance term except by 30 days’ prior written notice given to the Tenant by registered mail.
b.	The Landlord exempts, in the name and on behalf of the Management Company, the Tenant and its successors from liability for damage for which the Landlord

/s/ L.S.

and/or the Management Company will be entitled to indemnity according to the insurances made according to clauses (a)(1) and (a)(4) above, (or for which they would have been entitled to indemnity had it not been for the deductibles specified in the policies, a breach of a condition of the policies or under-insurance). Save that such exemption from liability will not extend to any person whose caused malicious damage.

c.	The Landlord and/or the Management Company on its behalf will be entitled to effect such additional insurance as they determine in connection with the Building. The property insurances that will be so made will include a cause whereby the insurer waives the right of subrogation against the Tenant and those acting on its behalf, and the insurances of the liabilities that will be made according to this Agreement will be extended to indemnify the Tenant in respect of its liability for the acts and/or omissions of the Landlord and/or the Management Company, subject to a cross-liability clause.

d.	The making of the insurances by the Landlord will not increase or diminish the Tenant’s responsibility under this Agreement and/or at law.
17.	Vacation of the Property
a.	The Tenant undertakes to quit the Premises immediately upon the expiration of the Tenancy Term or the additional tenancy terms (to the extent exercised) or in the event of the rescission of this Contract, for any reason whatsoever, all according to the circumstances, and redeliver exclusive possession of the Premises to the Landlord, the Premises being free and clear of all persons and things, and in good and proper condition as received by it, fair wear and tear excepted.

The Tenant further undertakes to furnish to the Landlord certifications from all relevant parties indicating that all its undertakings as stated in this Contract have been paid, including taxes, electricity, water, fees, levies and the like.

b.	For each day of delay in vacating the Premises as mentioned above and in any case where the Tenant is required to quit the Premises by law and/or agreement, the Tenant undertakes to pay the Landlord the amount in new shekels equal to the daily rent and maintenance fees multiplied three-fold with the addition of linkage differentials and VAT for each day of delay in vacating the Premises as provided by this Agreement, as fixed, agreed and predetermined compensation, this being without derogating from the Landlord’s right to sue for, demand and receive against the Tenant injunctive relief and/or specific performance and/or such other relief as it may be entitled by law.

Notwithstanding the foregoing it is agreed that the Tenant will owe no such payment in the event of the delay in vacating the Premises not exceeding 7 days.
18.	Cancelled

19.	Breaches and Remedies
a.	The Contracts (Remedies by reason of Breach of Contract) Law, 5731-1970, will apply to a breach of this Contract by either of the parties.

/s/ L.S.

b.	The Tenant hereby agrees that if it has committed a fundamental breach of this Contract and/or any of the terms thereof, after the Tenant has been given 14 days notice to rectify the breach and the Tenant has failed to rectify such breach within such period, the Landlord will be entitled to rescind this Contract and demand the surrender and exclusive possession of the Premises from the Tenant and the Tenant undertakes to respond to this demand within 14 days, remove the equipment, employees and representatives from the Premises and to the extent it fails to do so, the Landlord will be entitled to act in accordance with this Contract or in accordance with the law.

Without derogating from the foregoing, each of the following events will be deemed to confer upon the Landlord the right to terminate the tenancy hereunder, demand the immediate vacation of the Premises by the Tenant and recoup payment from the Tenant by such legal method as is conferred upon it, including by way of realizing the collateral mentioned in clause 20, to cover all the Landlord’s damages deriving from the Premises:
(1)	The Tenant commits a breach of one or more of its undertakings under this Agreement which breach is described as or is deemed to be a fundamental breach of this Agreement and such breach is not cured within 14 days of written notice to the Tenant to do so, or, in the case of a breach other than a fundamental breach, the same has not been cured within 30 days of written notice having been given to the Tenant;

(2)	In the event of a receivership order being granted against the Tenant or winding-up proceedings being commenced against the Tenant by either the Tenant or any third party, and such proceedings are not vacated within 90 days;

(3)	Any execution proceedings have been taken against the Tenant that prevent the Tenant from performing the conditions of this agreement, and such proceedings are not vacated within 90 days;

(4)	A trustee will be appointed for the Tenant and/or a receiver over all or any part of its property and such appointment will not be removed within 60 days;

(5)	A petition for stay of proceedings is filed against the Tenant and such petition has not been vacated within 50 days.

(6)	Any judicial closure order is issued for the Tenant’s business at the Premises for reasons deriving from the Tenant and which did not result from the Landlord, and such order is not vacated within 90 days of being issued.

(7)	The Tenant has abandoned the Premises or terminated the use thereof for a period exceeding 30 consecutive days for any reason related to the Tenant and has failed to perform its undertakings hereunder, including payment of Rent and Maintenance Fees.
c.	Nothing contained in this clause shall derogate from the Landlord’s rights under this Contract and/or at law.

/s/ L.S.

20.	Collateral
a.	In order to secure the performance of all the Tenant’s undertakings hereunder, the Tenant undertakes to deposit with the Landlord on the execution date of this Agreement, an autonomous bank guarantee in the form attached hereto as Appendix “F” in an amount equal to Rent, Maintenance Fees for a period of 6 months, with the addition of VAT as required by law.

Such guarantee will be extended from time to time by the Tenant in order to remain in force until three months following the expiration of the Tenancy Term and the additional tenancy terms (to the extent exercised).

The extended guarantee will be presented to the Landlord 30 days prior to the expiration date of the existing guarantee, failing which the existing guarantee will be called.

The guarantee will be held by the Landlord to secure the performance by the Tenant of its undertakings and liabilities hereunder and be returned to the Tenant 3 months after the date of an accounting being made between the parties upon the Premises being vacated pursuant to the terms hereof.

The principal amount of the guarantee will be linked to the CPI, as described in clause 7(h) above.

b.	The Landlord may realize the bank guarantee in the event of a fundamental breach of the Agreement by the Tenant, subject to 14 days prior notice being given, this being without derogating from any other remedy to which the Landlord may be entitled under this Agreement or by law. In no event will the Landlord realize the guarantee for an amount exceeding the Tenant’s debt.
21.	Cancelled

22.	Setoff

It is hereby agreed that the Tenant will not be entitled to set off the Landlord’s and/or the Management Company’s debts against it under this Agreement and/or under the Management Agreement against the Rent and Management Fees payable by the Tenant to the Landlord and/or to the Management Company under this Agreement and the Management Agreement.

23.	Stamp Duty

The stamp duty costs of this Agreement and the copies thereof (to the extent it applies) will be borne by the parties in equal shares.

24.	General
a.	This Contract supersedes any memorandum of agreement or agreement that may have been signed between the parties and/or any paper and other representation on which negotiations have been conducted, and will replace the same in all respects and all matters relating to the Premises and/or any other agreement (if existing)

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orally or in writing, during the course of the negotiations up to the date of the signature.

b.	The parties confer exclusive jurisdiction on the competent court in the city of Tel Aviv — Jaffa.

c.	No waiver, foregiveness or extension given or made by the Landlord and/or the Management Company will be of any effect unless expressly made in writing, and no waiver, forgiveness or extension of any breach of this Agreement will be inferred or deduced from any act or omission that is made otherwise than expressly and in writing.
25.	Notices
a.	The addresses of the parties to this Contract are set out in the preamble thereof.

b.	Any notice sent by either party to the other by registered mail will be deemed to have reached its destination and duly served after 72 hours have elapsed following the despatch.
In witness whereof the parties have set their hands:

	Israel Zohar	Lior Shemesh
	General Manager	VP Finance
/s/ Illegible	/s/ Israel Zohar	/s/ Lior Shemesh
Amcol Engineering and Industria	Veraz Networks Ltd.
Company Ltd.